UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 8, 2019

HANMI FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-30421	95-4788120
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3660 Wilshire Boulevard, PH-a, Los Angeles, California	90010
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:           (213) 382-2200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	HAFC	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 8, 2019, Hanmi Financial Corporation (the “Company”), and its wholly owned subsidiary, Hanmi Bank (the “Bank”), entered into an amended and restated employment agreement with Romolo C. Santarosa, Senior Executive Vice President and Chief Financial Officer to reflect his expanded role with the Bank and Company, which will include responsibility for other areas including information technology, deposit operations, legal and facilities.

Under the amended and restated employment agreement, Mr. Santarosa will serve as the Senior Executive Vice President and Chief Financial Officer of the Company and the Bank.  Mr. Santarosa’s amended and restated employment agreement has a term ending on May 6, 2022, that renews automatically for one-year periods on each subsequent anniversary of May 6th, unless either Mr. Santarosa or the Company or Bank provides written notice of non-renewal at least 60 days before the end of the term.  Under the amended and restated employment agreement, Mr. Santarosa will be paid an initial salary of $400,000 and will have a bonus opportunity pursuant to the terms of the existing annual bonus plan.  In recognition of the additional responsibilities he will assume at the Company and the Bank noted above, he will receive a restricted stock grant, the approximate value of which will be $400,000.  The restricted stock grant will vest in three approximately equal annual installments, provided Mr. Santarosa remains employed as the Chief Financial Officer on each such date.  He will also be entitled to participate in employee benefit plans of the Company and the Bank, including medical, dental, vision and life insurance coverage and will be eligible for certain perquisites, including the payment of a membership at the country club of his choice and 20 days of paid leave annually.

In the event of his termination without “cause” or for “good reason” (as each is defined in the amended and restated employment agreement), Mr. Santarosa will be entitled to receive the following severance payments and benefits: (1) continued payment of his then-current salary for 12 months, (2) a lump sum payment equal to a pro-rated portion of his prior year’s annual bonus based on the number of days worked during the year, (3) accelerated vesting of any then-unvested time-based equity awards held by Mr. Santarosa with respect to the portion that would have vested if Mr. Santarosa’s employment had continued for one year following his date of termination and (4) continued health insurance benefits at the Company’s expense under COBRA for up to 18 months.  If his employment is terminated without cause or for good reason following a change in control, Mr. Santarosa is entitled to (1) two times his then-annual base salary and then-maximum annual bonus, (2) full acceleration of any then-unvested time-based equity awards and (3) continued health insurance benefits at the Company’s expense under COBRA for up to 18 months.   In the event of his death or disability, he or his estate, as applicable, will be entitled to receive a lump-sum payment of an amount equal to the pro-rated portion of his prior year’s annual bonus based on the number of days worked during the year of termination.  The payment of the above-benefits is generally conditioned on Mr. Santarosa’s entry into and non-revocation of a general release in favor of the Company and the Bank.

The foregoing description of the amended and restated employment agreement is qualified in its entirety by reference to the amended and restated employment agreement that is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 5.02.

Item 9.01	Financial Statements and Exhibits.

(d)               Exhibits:

10.1	Amended and Restated Employment Agreement, by and among Hanmi Financial Corporation, Hanmi Bank and Romolo C. Santarosa

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANMI FINANCIAL CORPORATION
DATE: July 9, 2019	By:	/s/ Bonita I. Lee
Bonita I. Lee
President and Chief Executive Officer